EXHIBIT 99.1
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JONES LANG LASALLE NEWS RELEASE
For Immediate Release                           200 East Randolph Drive
                                                Chicago Illinois 60601


Contact:    Gayle Kantro (Chicago)        Charlotte Freeman (London)
Phone:      +1 (00) 312 228 2795          +1 (44) 207 399 5616
Email:      gayle.kantro@am.jll.com       Charlotte.freeman@eu.jll.com



                          JONES LANG LASALLE ELECTS
                   DEANNE JULIUS TO ITS BOARD OF DIRECTORS


CHICAGO AND LONDON, OCTOBER 21, 2008 - Jones Lang LaSalle Incorporated (NYSE: JLL) today announced that DeAnne Julius, 59, has been elected as an independent, non-executive member of its Board of Directors. She will also serve on the Board's Audit Committee and its Nominating and Governance Committee. Dr. Julius's election to the Board and the two Committees will become effective on November 17, 2008.

Dr. Julius has been the Chairman of the Royal Institute of International Affairs, also known as Chatham House, since 2003. Founded in 1920 and based in London, Chatham House is a world-leading source of independent analysis, informed debate and influential ideas on how to build a prosperous and secure world.

From 1997 to 2001, Dr. Julius served as a founding member of the Monetary Policy Committee of the Bank of England. Prior to that, Dr. Julius held a number of positions in the private sector, including Chief Economist at each of British Airways PLC and Royal Dutch Shell PLC, and was Chairman of the British Airways Pension Investment Management. She has also served as a senior economic advisor at the World Bank and a consultant to the International Monetary Fund.

Dr. Julius currently serves as a non-executive member of the board of directors at BP PLC, one of the world's largest energy companies, and at Roche Holding AG, the global healthcare and pharmaceutical firm.

Dr. Julius has a Ph.D in Economics from the University of California, where she also taught. She has authored five books and numerous papers on subjects ranging from foreign direct investment to strategic planning and corporate governance.

Sheila Penrose, Chairman of the Jones Lang LaSalle Board of Directors, said, "We greatly look forward to having DeAnne join our Board. She has a global perspective on business that has been informed by deep experience in both the public and private sectors."

Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle, added, "It will be very valuable for us to benefit from DeAnne's insights into world-wide economics and government policy-making, monetary and otherwise."

Dr. Julius will initially serve a term that will expire at the company's 2009 Annual Meeting of Shareholders. Her appointment will result in the Jones Lang LaSalle Board having a total of ten Directors. In addition to Ms. Penrose and Mr. Dyer, the other current members of the Board are Henri-Claude de Bettignies, Darryl Hartley-Leonard, Lauralee E. Martin, Alain Monie, David B. Rickard, Roger T. Staubach and Thomas C. Theobald.


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